Exhibit 99.1

American Water Works Company, Inc.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	2011	2012	2013	2014	2015	For the nine months ended September 30, 2016
Income from continuing operations before income taxes	$502	$630	$608	$710	$782	$604

Fixed Charges:

Interest, dividend on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	322	317	315	305	316	247
Interest factor in rentals	11	10	8	7	7	6
Interest costs from discontinued operations	2	—	—	—	—	—

Total fixed charges	335	327	323	312	323	253
Income from continuing operations plus fixed charges	837	957	931	1,022	1,105	857
Preferred dividend requirements	—	—	—	—	—	—
Ratio of pre-tax income to net income	1.66	1.69	1.64	1.65	1.64	1.65
Preferred dividend factor	—	—	—	—	—	—
Total fixed charges	335	327	323	312	323	253
Total fixed charges and preferred dividends	335	327	323	312	323	253
Ratio of earnings to combined fixed charges and preferred dividends	2.50	2.93	2.88	3.27	3.42	3.39

American Water Capital Corp. Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (dollars in millions)
	2011	2012	2013	2014	2015	For the nine months ended September 30, 2016
Income (loss) before income taxes	$—	$—	$—	$—	$—	$—

Fixed Charges:

Interest, dividend on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	212	214	226	215	229	184

Total fixed charges	212	214	226	215	229	184
Income (loss) plus fixed charges	212	214	226	215	229	184
Total fixed charges	212	214	226	215	229	184
Total fixed charges and preferred dividends (a)	212	214	226	215	229	184
Ratio of earnings to combined fixed charges and preferred dividends	1.00	1.00	1.00	1.00	1.00	1.00

(a)	American Water Capital Corp. had no preferred stock outstanding for any period presented, and, accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.